Exhibit K.2
FUND ADMINISTRATION SERVICING AGREEMENT
     THIS AGREEMENT is made and entered into as of this                      day of , 2010, by and between [            ], a Maryland corporation (the “Company” or “Fund”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).
     WHEREAS, the Company is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a closed-end management investment company, and is authorized to issue shares of common stock;
     WHEREAS, USBFS is, among other things, in the business of providing fund administration services for the benefit of its customers; and
     WHEREAS, the Company desires to retain USBFS to provide fund administration services for the Company.
     NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:
1.	Appointment of USBFS as Administrator

The Company hereby appoints USBFS as administrator of the Company on the terms and conditions set forth in this Agreement, and USBFS hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement. The services and duties of USBFS shall be confined to those matters expressly set forth herein, and no implied duties are assumed by or may be asserted against USBFS hereunder.

Services and Duties of USBFS

USBFS shall provide the following fund administration services for the Fund, including but not limited to:
A.	General Fund Management:
(1)	Act as liaison among all Fund service providers.

(2)	Supply:
a.	Corporate secretarial services.

b.	Office facilities (which may be in USBFS’s or its affiliate’s own offices).

c.	Non-investment-related statistical and research data as needed.

(3)	Coordinate the Company’s Board of Directors’ (the “Board of Directors” or the “Directors”) communications, such as:
a.	Establish meeting agendas and resolutions, with the assistance of Company counsel.

b.	Prepare reports for the Board of Directors based on financial and administrative data.

c.	Evaluate independent auditor.

d.	Secure and monitor fidelity bond and director and officer liability coverage, and make the necessary Securities and Exchange Commission (the “SEC”) filings relating thereto.

e.	Prepare minutes of meetings of the Board of Directors and Fund shareholders.

f.	Recommend dividend declarations to the Board of Directors, prepare and distribute to appropriate parties notices announcing declaration of dividend distributions to shareholders.

g.	Provide personnel to serve as officers of the Company if so elected by the Board of Directors, attend Board of Directors meetings and present materials for Directors’ review at such meetings.
(4)	Audits:
a.	Prepare appropriate schedules and assist independent auditors.

b.	Provide information to the SEC and facilitate audit process.

c.	Provide office facilities.
(5)	Assist in overall operations of the Fund.

(6)	Pay Fund expenses upon written authorization from the Company.

(7)	Maintain the Company’s governing documents, including its articles, bylaws and minute books.
B.	Compliance:
(1)	Regulatory Compliance:
a.	Monitor compliance with the 1940 Act requirements, including:
(i)	Asset diversification tests.

(ii)	Total return calculations.

(iii)	Maintenance of books and records under Rule 31a-3.
b.	Monitor Fund’s compliance with the policies and investment limitations of the Company as set forth in its prospectus (the “Prospectus”) and statement of additional information (the “SAI”) or as amended as notified by the Company.

c.	Perform its duties hereunder in compliance with all applicable laws and regulations and provide any sub-certifications reasonably requested by the Company in connection with any certification required of the Company pursuant to the Sarbanes-Oxley Act of 2002 (the “SOX Act”) or any rules or regulations promulgated by the SEC thereunder, provided the same shall not be deemed to change USBFS’s statndard of care set forth herein.
d.	Maintain awareness of applicable regulatory and operational service issues and recommend dispositions.

e.	Draft and disseminate to the New York Stock Exchange quarterly earnings statements, annual written affirmation statements, record date notification for annual meetings of Fund shareholders, proxy voting updates and final results and miscellaneous press releases as periodically required with respect to material changes within the Fund.

f.	As applicable, prepare rating agencies compliance certificates within 5 business days following month-end.
(2)	SEC Registration and Reporting:
a.	Assist Fund counsel in updating the Prospectus and SAI and in preparing proxy statements.

b.	Prepare and file annual and semiannual reports, Forms N-SAR, N-CSR, Form N-Q and N-PX filings.

c.	Coordinate the printing and mailing of publicly disseminated reports.

d.	File fidelity bond under Rule 17g-1.

e.	File shareholder reports under Rule 30b2-1.

f.	Monitor sales of the Fund’s shares and ensure that such shares are properly registered or qualified, as applicable, with the SEC and the appropriate state authorities.
(3)	IRS Compliance:
a.	Monitor the Company’s status as a C corporation.

b.	Calculate required distributions (including excise tax distributions, if any).
C.	Financial Reporting:
(1)	Prepare financial data required by the Prospectus and SAI

(2)	Prepare financial reports for officers, shareholders, tax authorities, performance reporting companies, the Board of Directors, the SEC, and independent accountants

(3)	Supervise the Company’s custodian and fund accountants in the maintenance of the Company’s general ledger and in the preparation of the Fund’s financial statements, including oversight of expense accruals and payments, of the determination of net asset value of the Company’s shares, and of the declaration and payment of dividends and other distributions to shareholders.
(4)	Compute the yield, total return and expense ratio of the Fund, and the Fund’s portfolio turnover rate.

(5)	Monitor the expense accruals and notify the Company’s management of any proposed adjustments.

(6)	Prepare quarterly financial statements, which include without limitation the following items:
a.	Schedule of Investments.

b.	Statement of Assets and Liabilities.

c.	Statement of Operations.

d.	Statement of Changes in Net Assets.

e.	Cash Statement.

f.	Schedule of Capital Gains and Losses.

g.	Financial Highlights

h.	Notes to Financial Statements
(7)	Prepare quarterly broker security transaction summaries.

(8)	Calculate advisory fee.
D.	Tax Reporting:
(1)	Prepare and file on a timely basis appropriate state property tax returns including any necessary schedules.

(2)	Prepare state income breakdowns where relevant.

(3)	File Form 1099 Miscellaneous for payments to Directors and other service providers.

(4)	Monitor wash sale losses.

(5)	Calculate eligible dividend income for corporate shareholders.

(6)	Calculate return of capital for shareholders.
2.	Compensation

USBFS shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit A hereto (as amended from time to time). USBFS shall also be compensated for such out-of-pocker expenses (e.g. telecommunication charges, postage and delivery charges, and reproduction charges) as are reasonably incurred by USBFS in performing its duties hereunder. The Company shall pay all fees and reimbursable expenses within thirty (30) calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute. The Company shall notify USBFS in writing within thirty (30) calendar days following receipt of each invoice if the Company is disputing any amounts in good faith. The Company shall settle such disputed amounts within ten (10) calendar days of the day on which the parties agree to the amount to be paid. With the exception of any fee or expense the Company is disputing in good faith as set forth above, unpaid invoices shall accrue a finance charge of one and one-half percent (1 1/2%) per month, after the due date.

3.	Indemnification; Limitation of Liability
A.	USBFS shall exercise reasonable care in the performance of its duties under this Agreement. USBFS shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Company in connection with matters to which this Agreement relates, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond USBFS’s control, except a loss arising out of or relating to USBFS’s refusal or failure to comply with the terms of this Agreement or from bad faith, negligence, or willful misconduct on its part in the performance of its duties under this Agreement. Notwithstanding any other provision of this Agreement, if USBFS has exercised reasonable care in the performance of its duties under this Agreement, the Company shall indemnify and hold harmless USBFS from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) which USBFS may sustain or incur or which may be asserted against USBFS by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder, except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating to USBFS’s refusal or failure to comply with the terms of this Agreement or from bad faith, negligence or from willful misconduct on its part in performance of its duties under this Agreement, (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to USBFS by any duly authorized officer of the Company, such duly authorized officer to be included in a list of authorized officers furnished to USBFS and as amended from time to time in writing by resolution of the Board of Directors.

USBFS shall indemnify and hold the Company harmless from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) that the Company may sustain or incur or that may be asserted against the Company by any person arising out of any action taken or omitted to be taken by USBFS as a result of USBFS’s refusal or failure to comply with the terms of this Agreement, its bad faith, negligence, or willful misconduct.

In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, USBFS shall take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond USBFS’s control. USBFS will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of USBFS. USBFS agrees that it shall, at all times, have reasonable contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Company shall be entitled to inspect USBFS’s premises and operating capabilities at any time during regular business hours of USBFS, upon reasonable notice to USBFS.

Notwithstanding the above, USBFS reserves the right to reprocess and correct administrative errors at its own expense.

B.	In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification. The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification. In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section. The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor’s prior written consent.

C.	The indemnity and defense provisions set forth in this Section 5 shall indefinitely survive the termination and/or assignment of this Agreement

D.	If USBFS is acting in another capacity for the Company pursuant to a separate agreement, nothing herein shall be deemed to relieve USBFS of any of its obligations in such other capacity
4.	Representations and Warranties
A.	The Company hereby represents and warrants to USBFS, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:
(1)	It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)	This Agreement has been duly authorized, executed and delivered by the Company in accordance with all requisite action and constitutes a valid and legally binding obligation of the Company, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(3)	It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.
B.	USBFS hereby represents and warrants to the Company, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:
(1)	It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)	This Agreement has been duly authorized, executed and delivered by the Company in accordance with all requisite action and constitutes a valid and legally binding obligation of the Company, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(3)	It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.
5.	Proprietary and Confidential Information

USBFS agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Company all records and other information relative to the Company and prior, present, or potential shareholders of the Company (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Company, which approval shall not be unreasonably withheld and may not be withheld where USBFS may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Company.

Further, USBFS will adhere to the privacy policies adopted by the Company pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time (the “Act”). Notwithstanding the foregoing, USBFS will not share any nonpublic personal information concerning any of the Company’s shareholders to any third party unless specifically directed by the Company or allowed under one of the exceptions noted under the Act.

6.	Compliance with Laws

The Company has and retains primary responsibility for all compliance matters relating to the Company, including but not limited to compliance with the 1940 Act, the Code, the SOX Act, the USA Patriot Act of 2002 and the policies and limitations of the Company relating to its portfolio investments as set forth in its Prospectus and SAI. USBFS’s services hereunder shall not relieve the Company of its responsibilities for assuring such compliance or the Board of Directors’ oversight responsibility with respect thereto.

7.	Term of Agreement; Amendment

This Agreement may be terminated by either party upon giving ninety (90) days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. However, this Agreement may be amended by mutual written consent of the parties.

8.	Records

USBFS shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Company, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder. USBFS agrees that all such records prepared or maintained by USBFS relating to the services to be performed by USBFS hereunder are the property of the Company and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Company on and in accordance with its request.

9.	Governing Law

This Agreement shall be construed in accordance with the laws of the State of Wisconsin, without regard to conflicts of law principles. To the extent that the applicable laws of the State of Wisconsin, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the SEC thereunder.

10.	Duties in the Event of Termination

In the event that, in connection with termination, a successor to any of USBFS’s duties or responsibilities hereunder is designated by the Company by written notice to USBFS, USBFS will promptly, upon such termination and at the expense of the Company, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by USBFS under this Agreement in a form reasonably acceptable to the Company (if such form differs from the form in which USBFS has maintained, the Company shall pay any expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from USBFS’s personnel in the establishment of books, records, and other data by such successor.

11.	Governing Law

This Agreement shall be construed in accordance with the laws of the State of Wisconsin, without regard to conflicts of law principles. To the extent that the applicable laws of the State of Wisconsin, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the SEC thereunder.

12.	No Agency Relationship

Nothing herein contained shall be deemed to authorize or empower USBFS to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement.

13.	Services Not Exclusive

Nothing in this Agreement shall limit or restrict USBFS from providing services to other parties that are similar or identical to some or all of the services provided hereunder.

14.	Invalidity

Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties

15.	Data Necessary to Perform Services

The Company or its agent shall furnish to USBFS the data necessary to perform the services described herein at such times and in such form as mutually agreed upon. If USBFS is also acting in another capacity for the Company, nothing herein shall be deemed to relieve USBFS of any of its obligations in such capacity.

16.	Assignment

This Agreement may not be assigned by either party without the prior written consent of the other party.

17.	Notices

Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three (3) days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party’s address set forth below:
Notice to USBFS shall be sent to:
U.S. Bancorp Fund Services, LLC
Attention: Vice President, Alternative Investment Products
615 East Michigan Street, 2nd Floor
Milwaukee, WI 53202
Fax No.: (414) 212-7119
and notice to the Company shall be sent to:
[            ]
Attention: Tortoise Capital Advisors, L.L.C.
11550 Ash Street, Suite 300
Leawood, Kansas 66211
Fax No.: (913) 981-1021
18.	Multiple Originals

This Agreement may be executed on two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

[ ]	U.S. BANCORP FUND SERVICES, LLC

By:	By:

Title:	Title:

Exhibit A
Fund Administration Servicing Agreement
Fee Schedule
Annual Administration Fee Based Upon Assets Per Portfolio
..04% (4 basis points) on the first $1 billion
..01% (1 basis point) on the next $500 million
..005% (.5 basis points) on the balance over $1.5 billion
Minimum annual fee: $30,000 per portfolio
Plus out-of-pocket expenses, including, but not limited to:
•     Security pricing services (IDC, Bloomberg, LoanX, etc.)
•     Postage and stationery
•     Programming and special reports
•     Retention of records
•     Federal and state regulatory filing fees
•     Expenses from U.S. Bancorp participation in client meetings
•     Auditing and legal expenses
All fees are billed monthly.